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                                                                    EXHIBIT 23.3


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of F.N.B. Corporation on Form S-4 pertaining to the merger of F.N.B. Corporation and Guaranty Bank & Trust Company, of our report dated January 24, 1997, included as Exhibit 99.3 to F.N.B. Corporation's consolidated financial statements included in its current report on Form 8-K filed July 6, 1998, and the supplemental consolidated financial statements included in its current report on Form 8-K filed October 29, 1998, with respect to our audits of the consolidated financial statements of West Coast Bancorp, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995. We also consent to the reference to our Firm under the caption "Experts."


/s/ PricewaterhouseCoopers LLP

Tampa, Florida
November 9, 1998